EXECUTION COPY

                                                                  Exhibit 99.3

===============================================================================







                           SECURITYHOLDERS AGREEMENT



                                     among



                            PRIVATE BUSINESS, INC.,

                                      and

                          LIGHTYEAR PBI HOLDINGS, LLC

===============================================================================












                         dated as of January 20, 2004
===============================================================================

                               Table of Contents

                                                                            Page
RECITALS ......................................................................1


ARTICLE I DEFINITIONS..........................................................1

         SECTION 1.1.          Certain Defined Terms...........................1
         SECTION 1.2.          Other Definitional Provisions...................1

ARTICLE II CORPORATE GOVERNANCE................................................8

         SECTION 2.1.          Board Representation............................8
         SECTION 2.2.          Committees......................................9
         SECTION 2.3.          Consent Rights..................................9
         SECTION 2.4.          Available Financial Information; Access........10
         SECTION 2.5.          Board Procedures...............................12
         SECTION 2.6.          Termination of Director Designees and Related
                                 Rights.......................................12
         SECTION 2.7.          Director Elections.............................13
         SECTION 2.8.          Additional Directors...........................14

ARTICLE III TRANSFERS.........................................................14

         SECTION 3.1.          Lightyear Transferees..........................14
         SECTION 3.2.          Transfer Restrictions..........................15
         SECTION 3.3.          Legends........................................15

ARTICLE IV REGISTRATION RIGHTS................................................16

         SECTION 4.1.          Incidental Registrations.......................16
         SECTION 4.2.          Registration on Request........................17
         SECTION 4.3.          Registration Procedures........................20
         SECTION 4.4.          Information Supplied...........................24
         SECTION 4.5.          Restrictions on Disposition....................24
         SECTION 4.6.          Indemnification................................24
         SECTION 4.7.          Required Reports...............................27
         SECTION 4.8.          Selection of Counsel...........................27
         SECTION 4.9.          Holdback Agreement.............................27
         SECTION 4.10.         No Inconsistent Agreements.....................27

ARTICLE V EQUITY PURCHASE RIGHTS..............................................27

         SECTION 5.1.          Equity Purchase Rights.........................27
         SECTION 5.2.          Acquisition of Additional Shares of Common
                                 Stock........................................28

ARTICLE VI CERTAIN COVENANTS..................................................29

         SECTION 6.1.          HSR Approval...................................29
         SECTION 6.2.          Change in Control Transaction..................30
         SECTION 6.3.          Reservation of Shares..........................30

ARTICLE VII MISCELLANEOUS.....................................................30

         SECTION 7.1.          Lightyear Indemnification; Reimbursement of
                                 Expenses.....................................30
         SECTION 7.2.          Termination....................................31
         SECTION 7.3.          Amendments and Waivers.........................31
         SECTION 7.4.          Successors, Assigns and Transferees............31
         SECTION 7.5.          Notices........................................31
         SECTION 7.6.          Further Assurances.............................32
         SECTION 7.7.          Entire Agreement...............................32
         SECTION 7.8.          Delays or Omissions............................32
         SECTION 7.9.          Governing Law; Jurisdiction; Waiver of Jury
                                 Trial........................................32
         SECTION 7.10.         Severability...................................33
         SECTION 7.11.         Effective Date.................................33
         SECTION 7.12.         Enforcement....................................33
         SECTION 7.13.         Titles and Subtitles...........................33
         SECTION 7.14.         No Recourse....................................33
         SECTION 7.15.         Counterparts; Facsimile Signatures.............33

                            PRIVATE BUSINESS, INC.

                           SECURITYHOLDERS AGREEMENT

          THIS SECURITYHOLDERS AGREEMENT (this "Agreement") is entered into as of January 20, 2004, among PRIVATE BUSINESS, INC., a Tennessee corporation (the "Company") and LIGHTYEAR PBI HOLDINGS, LLC, a Delaware limited liability company ("Lightyear").

                                   RECITALS

          WHEREAS, the Company and Lightyear have entered into an Amended and Restated Securities Purchase Agreement, dated as of December 5, 2003, amended and restated as of December 23, 2003 (as amended and restated, the "Securities Purchase Agreement"), pursuant to which Lightyear will purchase (i) 20,000 newly issued shares of the Series A Preferred Stock, as defined below and (ii) common stock purchase warrants (the "Warrants") to acquire 16,000,000 shares (the "Warrant Shares") of the Company's Common Stock, as defined below;

          WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company, to be effective as of the Closing, as defined below.

          NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

          SECTION 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

          "as converted" means, with respect to any Warrants owned by Lightyear and its Affiliates that are exercisable for Common Stock, such Warrants on an as converted, exchanged or exercised basis.

          "beneficial owner" or "beneficially own" has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person's beneficial ownership of Common Stock or Preferred Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person's execution of this Agreement.

          "Board" means the Board of Directors of the Company.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

          "Bylaws" means the Amended and Restated Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Charter.

          "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes any and all shares of Common Stock and Preferred Stock.

          "Charter" means the Amended and Restated Charter of the Company, as in effect on the date hereof, as amended and restated and supplemented to date, and as the same may be amended, supplemented or otherwise modified from time to time hereafter in accordance with the terms thereof and the terms of this Agreement.

          "Claims" has the meaning assigned to such term in Section 4.5(a).

          "Change in Control Transaction" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Board which occurs as follows:

          (a) any "person" (as such term is used in section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing fifty percent (50%) or more of the total voting power of the Company's then outstanding stock (other than Lightyear and its Affiliates); or

          (b) the Company's shareholders approve a plan of complete liquidation of the Company or an agreement for the sale, lease or other transfer by the Company of all or substantially all of the Company's assets (or any transaction having similar effect).

          "Closing" and "Closing Date" have the meanings assigned to such terms in the Securities Purchase Agreement.

          "Common Stock" means the common stock, no par value, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "Continuing Directors" means the Directors nominated for election to the Board by the Company and their successors, together with any Additional Company Directors added to the Board pursuant to Section 2.8. The initial Continuing Directors shall be Henry M. Baroco, David B. Ingram and Glenn W. Sturm.

          "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

          "Demand Party" has the meaning assigned to such term in Section
4.2(a).

          "Designations of Preferences" means the Designations of Preferences with respect to the Series A Preferred Stock.

          "Director" means any member of the Board.

          "Equity Securities" means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Fair Market Value" means (A) with respect to any security that is publicly held, listed or traded, the closing price of such security on a specified date, which shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use and (B) with respect to any other security or other property other than cash, the fair value per share of such security or property as determined in good faith by a majority of the disinterested members of the Board, based on the advice of an independent financial advisor or valuation or appraisal consultant, absent manifest error.

          "Fully-Diluted Basis" with respect to Voting Securities means the number of shares of Voting Securities which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of Voting Securities issuable pursuant to any securities (other than Voting Securities), warrants, rights or options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both), Voting Securities (including the Warrants); provided, however, that for purposes of Section 6.2, such term shall not include options, warrants or convertible securities having an exercise or strike price higher than the per share price to be paid in any transaction subject to such section.

          "GAAP" means generally accepted accounting principles, as in effect in the United States of America from time to time.

          "Group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

          "Holder" means Lightyear, any other securityholder that purchased shares of Series A Preferred Stock and Warrants from the Company on the Closing Date and any transferee of any of the foregoing.

          "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

          "incur" means, directly or indirectly, to incur, refinance, create, assume, guarantee or otherwise become liable with respect to.

          "Indemnified Parties" has the meaning assigned to such term in
Section 4.5(a).

          "Issuance Notice" has the meaning assigned to such term in Section 5.1(b).

          "Law" has the meaning assigned to such term in the Securities Purchase Agreement.

          "Lightyear Director" means any Director nominated for election to the Board by Lightyear pursuant to Section 2.1 of this Agreement together with any Additional Lightyear Directors added to the Board pursuant to Section 2.8.

          "Lightyear Indemnitee" has the meaning assigned to such term in
Section 7.1.

          "Losses" has the meaning assigned to such term in Section 7.1.

          "Material Event" means (i) any voluntary or involuntary reorganization, reclassification, dissolution, liquidation, or winding-up of the affairs of the Company or any filing for bankruptcy or receivership, (ii) any Person or Group other than Lightyear is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total Voting Securities of the Company, (iii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Group (other than by way of merger or consolidation), other than Lightyear, (iv) any transaction or series of related transactions if, immediately following such transaction or series of related transactions the holders of Common Stock and the Series A Preferred Stock outstanding immediately prior to such transaction or series of transactions own less than 50% of the outstanding Voting Securities of the surviving or transferee corporation (and its ultimate parent corporation), (v) any merger or consolidation in which the Company is not the survivor or (vi) the adoption of a plan relating to the liquidation or dissolution of the Company.

          "NASD" means the National Association of Securities Dealers, Inc.

          "Nasdaq" means the Nasdaq National Market and the Nasdaq Small Cap Market.

          "New Securities" means Equity Securities of the Company (other than
(i) shares of Common Stock issuable upon the exercise of the Warrant and (ii) shares of Common Stock issued upon the exercise of employee stock options in connection with such option holder's participation in a Change of Control Transaction). For the avoidance of doubt, New Securities would include shares of Common Stock that may be purchased pursuant to rights, options or warrants issued by the Company to holders of its Common Stock entitling them to subscribe for, purchase or acquire shares of Common Stock.

          "Other Holders" means Persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

          "Other Securities" means securities of the Company, other than Registrable Securities which, by virtue of agreements between Other Holders and the Company, are entitled to be included in certain registrations hereunder.

          "Permitted Transferee" means, with respect to Lightyear (A) Lightyear's officers, employees or consultants, (B) any corporation or corporations, partnership or partnerships (or other entity for collective investment, such as a fund) which is (and continues to be) an Affiliate of Lightyear, (C) the partners of Lightyear and the general or limited partners of such partners in the case of a distribution by Lightyear and (D) any other Person to whom Lightyear transfers the Series A Preferred Stock, the Warrants or the Warrant Shares.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

          "Preferred Stock" means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, any other series of preferred stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "Pro Rata Portion" means, on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (A) the number of shares of Common Stock into which the Warrants held by Lightyear and its Affiliates are then exercisable by (B) the total number of shares of Common Stock outstanding on such date (assuming, for the purposes of clause (B), that the Warrants have been exercised in full).

          "Registrable Securities" means (i) any shares of Common Stock issuable upon exercise of the Warrants held by any Holder and (ii) any shares of Common Stock (including any shares of Common Stock issuable upon the exercise, exchange or conversion of Equity

Securities) acquired by Lightyear pursuant to the exercise of its rights under
Section 5.1. As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale by the Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or
(c) such securities shall have ceased to be outstanding. For purposes of this Agreement, any required calculation of the amount of, or percentage of, Registrable Securities shall be based on the number of shares of Common Stock which are Registrable Securities, including shares of Common Stock issuable upon the exercise of the Warrants.

          "Registration Expenses" means any and all expenses incident to performance of or compliance with Article IV of this Agreement, including (a) all SEC and securities exchange or NASD registration and filing fees (including, if applicable, the fees and expenses of any "qualified independent underwriter," as such term is defined in Schedule E to the bylaws of the NASD, and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the Nasdaq Stock Market pursuant to
Section 4.3(h)(i) and all rating agency fees, (e) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, (f) the reasonable fees and disbursements of counsel selected pursuant to Section 4.8, (g) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained by the Company in connection with the requested registration, but excluding underwriting discounts and commissions (or the equivalent thereof) and transfer taxes, if any, and (h) expenses incurred in connection with any road show (including the reasonable out-of-pocket expenses of Lightyear).

          "SEC" means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Series A Preferred Stock" means the 20,000 shares of series A preferred stock, no par value, of the Company.

          "Stockholder Approval" has the meaning assigned to such term in the Securities Purchase Agreement.

          "Subsidiary" means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

          "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

          "Transferee" means any Person to whom Lightyear or any of its Affiliates or any Transferee thereof Transfers Equity Securities of the Company, including Permitted Transferees, in accordance with the terms hereof.

          "Voting Power" means, shall mean, with respect to any issued and outstanding Voting Securities of the Company beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, by any Person (including as beneficially owned for purposes of this calculation the Warrant Shares underlying any portion of the Warrant held by such Person; provided, however, that to the extent such Person also owns shares of Series A Preferred Stock, the number of votes that may be cast by such Person in respect of the Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if the Warrant Shares beneficially owned by such Person were issued and outstanding), the aggregate number of votes that may be cast in an election of Directors of the Company by all such Voting Securities divided by the aggregate number of votes that may be cast in an election of Directors of the Company by all shares of Voting Securities of the Company then issued and outstanding (not counting shares held in the treasury of the Company but including the Warrant Shares; provided that in making such calculation the number of votes that may be cast by all holders of Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if all Warrant Shares relating to the portion of the Warrant then outstanding were outstanding); provided, that in the event any portion of the Warrants shall have been transferred by Lightyear to a third party that is not an Affiliate of Lightyear, the number of votes that may be cast by Lightyear in respect of the Series A Preferred Stock shall be deemed to be reduced pursuant to Section 5(b) hereof as if the shares of Common Stock represented by the portion of the Warrant so transferred had been issued to the holder thereof upon exercise of the Warrant for cash.

          "Voting Securities" means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote in the election of Directors.

          "Warrant" has the meaning assigned to such term in the Recitals.

          "Warrant Agreement" means the Warrant Agreement by and between the Company and Lightyear, dated as of the date hereof.

          "Warrant Shares" has the meaning assigned to such term in the Recitals.

          SECTION 1.2. Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (c) Whenever the words "include", "including" or "includes" appear in this Agreement, they shall be read to be followed by the words "without limitation" or words having similar import.

                                  ARTICLE II

                             CORPORATE GOVERNANCE

          SECTION 2.1. Board Representation. (a) Effective as of the Closing, the Board shall be comprised of seven (7) Directors. Three of the Directors shall be Henry M. Baroco, David B. Ingram and Glenn W. Sturm, each of which is currently on the Company's Board of Directors. Upon Closing, resignations of the Company's existing Directors other than the Continuing Directors shall become effective. Immediately following the effectiveness of such resignations, the Company shall take such actions as may be required under applicable Law to cause the Board to consist of the number of Directors specified in this Section 2.1(a) and to cause the Board to elect the four (4) nominees identified by Lightyear to fill the vacancies on the Board. Thereafter, the Company shall take such actions as may be required under applicable Law to cause the Board to nominate the four (4) nominees identified by Lightyear to serve as Directors. The Company shall also take such action as may be required under applicable Law, the Charter and the Bylaws to cause the nominees of Lightyear who are elected to the Board to be divided as equally as practicable among each class of Directors.

          (b) In the event that a vacancy in the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Lightyear Director, Lightyear may designate another individual to be elected to fill the vacancy created thereby, and the Company shall cause the vacancy created thereby to be filled by such new designee as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same. In the event that a vacancy in the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Continuing Director, the remaining Continuing Directors may designate another individual to be elected to fill the vacancy created thereby, and the Company shall cause the vacancy created thereby to be filled by such new designee as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

          (c) Without the prior written consent of Lightyear, the Company agrees not to take any action that would cause the number of Directors constituting the entire Board to be other than seven (7) at any time after the date of the Agreement, and Lightyear agrees that neither it nor the Lightyear Directors will take any such action (other than the resignation of any Director) without the consent of a majority of the Continuing Directors.

          (d) The Company agrees to use its best efforts to cause the election of each nominee of Lightyear to the Board, including nominating such individuals to be elected as Directors as provided herein. Lightyear agrees to use its best efforts to cause the election of each nominee of the Continuing Directors to the Board, including nominating such individuals to be elected as Directors as provided herein.

          (e) Lightyear agrees that any of the Continuing Directors or their successors shall have the right to enforce, on behalf of the Company, this
Section 2.1 as it relates to Continuing Directors, without the consent of Lightyear.

          SECTION 2.2. Committees. If requested by Lightyear, the Company shall cause any executive committee, compensation committee, audit committee, investment committee, governance committee, nominating committee or other committee of the Board to include at least one Lightyear Director, to the extent consistent with applicable Law. To the extent that applicable Law would preclude any Lightyear Director from serving on any such committee, the Company shall consult with Lightyear to identify a suitable alternative consistent with applicable Law that would as nearly as practicable effectuate the intent of this provision, including having a representative of Lightyear serve as an observer on such committee.

          SECTION 2.3. Consent Rights. So long as Lightyear, together with its Affiliates, shall own, directly or indirectly, (i) shares of Series A Preferred Stock, (ii) Warrants (considered on an as converted basis assuming an exercise for cash) or (iii) shares of Common Stock issued upon any exercise of the Warrant (collectively, the "Lightyear Securities"), representing not less than 10% (or, in the case of clauses (c), (d), (g), (h) and (i) below, 25%) of the Voting Power of the Company (provided, however, that for purposes of the foregoing calculation, shares of Voting Securities of the Company (or shares of Voting Securities of the Company issued upon the exercise of Equity Securities) issued after the time that the Lightyear Directors shall cease to represent a majority of the Board shall not be taken into account in determining the Voting Power represented by the Lightyear Securities unless Lightyear shall have exercised its rights under Section 5.1 in respect thereof), in addition to any vote or consent of the Board or the shareholders of the Company required by Law, the Charter or the Designations of Preferences, the consent in writing of Lightyear shall be necessary for authorizing, effecting or validating the following actions by the Company or its Subsidiaries:

          (a) any amendment, alteration or change to any provision of, or any addition to or repealing of, any provision of the Charter, including the Designations of Preferences for the Series B Preferred Stock, or the Bylaws so as to adversely affect the rights, preferences, privileges or powers of the holders of the Warrants (whether in respect of the Warrants or in respect of the underlying shares of Common Stock);

          (b) entering into any direct or indirect transaction by the Company or any of its Subsidiaries with an Affiliate of the Company except (i) transactions in the ordinary course of business that are on terms and conditions no less favorable to the Company or such Subsidiary than could be obtained on an arm's length basis from unrelated third parties or (ii) transactions between the Company and any of its wholly-owned Subsidiaries not involving any other Affiliate;

          (c) any acquisition of securities or assets of another Person by the Company or any Subsidiary (whether any such acquisition was effectuated by merger, consolidation or otherwise) whether in a single transaction or series of related transactions, having an aggregate purchase price in excess of $100,000;

          (d) any sale, lease, transfer or disposition of securities or assets of the Company or any of its Subsidiaries (including any spin-off or in-kind distribution to shareholders of the Company), whether in a single transaction or series of related transactions, having aggregate proceeds in excess of $100,000;

          (e) engaging in any transaction or series of related transactions constituting a Material Event;

          (f) any increase in the number of Directors or any change in the structure of the Board;

          (g) (A) the removal of the chief executive officer or president (or, if there are no officers with such titles, the officers whose responsibility is executive oversight of the Company's and its Subsidiaries' operations), or the appointment of any person to fill a vacancy in any such office, or (B) approval of any new, or modification of any existing compensation or benefit plan, agreement or arrangement in which or to which the chief executive officer or president (or other executive officer as aforesaid) or any member of the Board is a participant or is a party, offered by the Company or any of its Subsidiaries, including any stock option plan;

          (h) any incurrence of additional indebtedness for borrowed money in excess of $5 million, except (a) any refinancing of existing indebtedness or existing commitments under the Company Credit Agreement; provided that (i) the aggregate principal amount of "refinancing indebtedness" or commitments does not exceed the principal amount or commitment amount of the indebtedness refinanced and (ii) the "refinancing indebtedness" has a final maturity and "average life" later than that of the indebtedness being refinanced;

          (i) any amendment, alteration or change to the annual budget or business plan of the Company as approved by the Board for the then current fiscal year; or

          (j) any arrangement or contract to do any of the foregoing.

          SECTION 2.4. Available Financial Information; Access. (a) The Company will deliver, or will cause to be delivered, the following to Lightyear as promptly as they shall become available:

                    (i) as soon as practical after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of income and cash flows of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, all subject to normal year-end audit adjustments, prepared in accordance with GAAP and certified by the Company (by the principal financial or accounting officer of the Company), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company's business plan then in effect and approved by the Board; and

                    (ii) an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company, no later than thirty (30) days before the beginning of the Company's next fiscal year, in such manner and form as approved by the Board or, in the event that the Lightyear Directors constitute a majority of the Board, if not so approved in such manner and form, as submitted to the Board for approval, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year. Any material changes in such business plan shall be delivered to the Lightyear Directors or Lightyear, as the case may be, as promptly as practicable after such changes have been approved by the Board or submitted to the Board for approval, as the case may be.

          (b) The Company will promptly deliver to Lightyear when available one copy of each annual report on Form 10-K and quarterly report on Form 10-Q of the Company, as filed with the SEC. In the event the Company is not required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company may, in lieu of the requirements of the preceding sentence, deliver, or cause to be delivered, the following to Lightyear:

                    (i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by or followed as promptly thereafter as practicable by (to the extent not available) the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company's business plan for such year as approved by the Board; and

                    (ii) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company's business plan then in effect and approved by the Board, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP.

          (c) The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, (a) afford the officers, employees, auditors and other agents of Lightyear and Affiliates, during normal business hours reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, (b) furnish Lightyear and its Affiliates with all financial, operating and other data and information as Lightyear and its Affiliates, through their officers, employees, agents or representatives, may from time to time reasonably request and (c) afford Lightyear and its Affiliates the opportunity to discuss the Company's affairs, finances and accounts with the Company's officers from time to time as Lightyear may reasonably request.

          SECTION 2.5. Board Procedures. Unless otherwise agreed by the parties hereto, or approved by the Board with the consent of at least one Lightyear Director, the Board shall follow the following procedures:

          (a) Meetings. Special Meetings of the Board may be held at any time permitted pursuant to the Bylaws, by oral, telephonic, telegraphic or facsimile notice duly given or sent, or by written notice sent by two-day courier, in each case to be received at least two days before any actions to be taken by written resolution, at least three days before any telephonic meeting and at least seven days before any in-person meeting to each director. Reasonable efforts shall be made to ensure that each Director actually receives timely notice of any meeting.

          (b) Agenda. A reasonably detailed agenda shall be supplied to each Lightyear Director reasonably in advance of each meeting of the Board, together with other appropriate documentation with respect to agenda items calling for Board action, to inform adequately Lightyear Directors regarding matters to come before the Board. Any Lightyear Director wishing to place a matter on the agenda for any meeting of the Board may do so by communicating with the chairman of the Board sufficiently in advance of the meeting of the Board so as to permit timely dissemination to all directors of information with respect to the agenda.

          (c) Reimbursement of Expenses. The Company shall reimburse the Directors for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

          SECTION 2.6. Termination of Director Designees and Related Rights. Notwithstanding Sections 2.1 and 2.3, at such time as Lightyear, together with its Affiliates, shall own, directly or indirectly, in the aggregate:

          (a) Lightyear Securities representing less than 50% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have the right to designate three (3) nominees for election as Directors pursuant to Section 2.1;

          (b) Lightyear Securities representing less than 28.6% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have the right to designate two (2) nominees for election as a Director pursuant to Section 2.1;

          (c) Lightyear Securities representing less than 14.3% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have the right to designate one (1) nominee for election as a Director pursuant to Section 2.1;

          (d) Lightyear Securities representing less than 10% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have no right to consent to certain corporate actions, as provided in Section 2.3; and

          (e) Lightyear Securities representing less than 10% of the Voting Power of the Company (subject to the proviso in the first sentence of Section 2.3), Lightyear and its Affiliates shall have no right to designate nominees for election as Directors pursuant to Section 2.1.

          Except as provided in the following sentence, no director nominated by Lightyear shall be required to resign from the Board during such director's term notwithstanding any reduction in the number of directors that Lightyear shall have the right to nominate to the Board as set forth above. Such reductions shall be effected by limiting the number of directors that Lightyear may nominate in respect of the next annual meeting of shareholders of the Company; provided, however, that to the extent that the number of Lightyear Directors that are members of the class of directors whose terms expire at the next annual meeting of shareholders of the Company is less than the number of directors that Lightyear no longer has the right to nominate, a number of Lightyear Directors shall tender their resignation effective at such next annual meeting of shareholders such that immediately following such annual meeting there shall be no more Lightyear Directors on the Board than the number of nominations to which Lightyear is entitled pursuant to this
Section 2.6. The percentages set forth in this Section 2.6 may be increased by mutual consent of the parties as necessary to obtain approval of the NASD of the transactions contemplated by the Securities Purchase Agreement, in which case such percentages shall be replaced by the percentages set forth in
Schedule 2.6 attached hereto.

          SECTION 2.7. Director Elections. So long Lightyear has the right to nominate at least three Directors to the Board, Lightyear agrees to cause its Voting Securities to be voted for the nominees identified by the Continuing Directors for election as Directors; provided that with respect to any election of Directors in respect of which any Person other than the Company is soliciting proxies, Lightyear shall cause its Voting Securities to be voted for the nominees identified for election as Director by the Continuing Directors in the same proportion as the votes cast by the other holders of Voting Securities as between nominees for election as Director identified by Lightyear and a comparable number of nominees for election as Director identified by the Continuing Directors.

          SECTION 2.8. Additional Directors. Notwithstanding anything herein to the contrary, in the event that the Company is required to, or determines to (other than as a result of the Company ceasing to be a "controlled company" for purposes of the Nasdaq Marketplace Rules), add one or more Directors to the Board in order to satisfy any requirement of the Sarbanes-Oxley Act of 2002, the federal securities laws, including the Securities Act and the Exchange Act, the requirements of the NASD or the Nasdaq Small Cap Market or any other exchange or quotation system on which the Company's Common Stock is listed or quoted (the "Additional Company Directors"), Lightyear shall have the right to nominate a number of additional Directors equal to the number of Additional Company Directors so added to the Board (the "Additional Lightyear Directors"). In the event Lightyear has the right to nominate two (2) or more Additional Lightyear Directors, then the number of nominees in clauses 2.6(a), 2.6(b) and 2.6(c), respectively, shall be increased such that the proportion of Lightyear Directors on the Board after the addition of such Additional Directors shall reflect, as close as practicable, the same proportion of Lightyear Directors on the Board prior to such addition of Additional Directors. Any Additional Company Directors shall be selected by a committee comprised of two Continuing Directors and two Lightyear Directors. The Company shall take such action as may be required under applicable Law, the Charter and the Bylaws to cause the Additional Company Directors and the Additional Lightyear Directors to be divided as equally as practicable among each class of Directors.

                                  ARTICLE III

                                   TRANSFERS

          SECTION 3.1. Lightyear Transferees.

          (a) Subject to Section 3.1(b), no Transferee of Lightyear shall be obligated, or entitled to rights, under this Agreement.

          (b) No Transferee shall have any rights or obligations under this Agreement, except to the extent that Lightyear shall expressly assign all or a portion of its rights and obligations hereunder (including under Article II and Article IV) to such Transferee (and such rights shall be further transferable to any further Transferee subject to this Section 3.1(b)); provided, that (and notwithstanding Section 2.6), with respect to the rights granted to Lightyear pursuant to Article II, no Transferee shall be entitled to such rights unless such Transferee shall hold Lightyear Securities (and/or other Voting Securities) representing the applicable percentage of Voting Power of the Company that would be required for Lightyear to continue to enjoy such rights; provided, further, that only one of Lightyear or its Transferee (or subsequent Transferee), and not more than one Person at any time, shall have each consent right provided in Section 2.3; provided, further, that subject to the requirement that any holder of rights meet the requisite

Voting Power percentage, the total number of Director nominees (pursuant to Section 2.1(a)) or Registrations on request (pursuant to Section 4.2(a)(ii)) may be allocated between Lightyear and its Transferee.

          (c) Prior to the consummation of a Transfer from Lightyear, to the extent rights and obligations are to be assigned, and as a condition thereto, the applicable Transferee shall (i) agree in writing with the other parties hereto to be bound by the terms and conditions of this Agreement to the extent described in Section 3.1(b) and (ii) provide the Company and the other parties to this Agreement at such time complete information for notices under this Agreement.

          SECTION 3.2. Transfer Restrictions. (a) Lightyear shall not Transfer any shares of Series A Preferred Stock or Warrants if such transfer would violate the terms and conditions of this Agreement or the Warrant Agreement, as applicable. Any attempt to transfer any shares of Series A Preferred Stock or Warrants in violation of the preceding sentence shall be null and void.

          (b) Notwithstanding anything to the contrary in this Agreement or the Warrant Agreement, any transfer permitted or required by this Agreement shall be in compliance with federal and state securities laws, including the Securities Act.

          (c) Lightyear may Transfer any or all of its shares of Series A Preferred Stock or Warrants, and assign its rights hereunder, to any Permitted Transferee of Lightyear. As a condition precedent to any such transfer, the Permitted Transferee shall execute an instrument pursuant to which such Permitted Transferee agrees to be bound by and to comply with the terms of this Agreement, and obtains the rights and benefits that inure to, the transferor as though the Permitted Transferee were such transferor. Upon execution of such instrument, the Permitted Transferee shall be deemed a Holder hereunder. Any Transfer to a Permitted Transferee not made in full compliance with this Section 3.2(c) shall be void and of no effect.

          SECTION 3.3. Legends. (a) Each certificate representing shares of Series A Preferred Stock and the Common Stock into which the Warrants are exercisable will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "Stock Legend"):

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS."

          (b) The Warrant will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "Warrant Legend"):

                  "THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER OR HOLDER HEREOF BY THE COMPANY FOR ANY PURPOSE IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS."

The Stock Legend or the Warrant Legend, as the case may be, will be removed by the Company by the delivery of substitute certificates without such Legend upon receipt of a legal opinion from counsel reasonably satisfactory to the Company to the effect that the legend is no longer required for purposes of applicable securities laws.

                                  ARTICLE IV

                              REGISTRATION RIGHTS

          SECTION 4.1. Incidental Registrations. (a) If the Company at any time after the date hereof proposes to register Equity Securities under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will, at each such time, give prompt written notice to all Holders of its intention to do so and of such Holders' rights under this Article IV. Upon the written request of any such Holder made within 15 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof; provided, that (i) if, at any time after giving written notice of its intention to register any securities, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Holders requesting to be included in the Company's registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section involves an underwritten public offering, any Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register all or any part of such securities in connection with such registration. Nothing in this Section shall operate to limit the right of any Holder to request the registration of Common Stock issuable upon conversion, exchange or exercise of securities held by such Holder notwithstanding the fact that at the time of request such Holder does not hold the Common Stock underlying such securities. The registrations provided for in this Section 4.1 are in addition to, and not in lieu of, registrations made upon the request of Lightyear in accordance with Section 4.2.

          (b) Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 4.1.

          (c) Priority in Incidental Registrations. If a registration pursuant to this Section 4.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration would be likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering as contemplated by the Company (other than the Registrable Securities), then the Company shall include in such registration (a) first, 100% of the securities the Company proposes to sell, (b) second, any Other Securities requested to be registered by any Other Holders exercising a demand registration right, and (c) third, to the extent of the amount of Registrable Securities and Other Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the amount of Registrable Securities and Other Securities which the Holders and the Other Holders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Holders and the Other Holders on the basis of the relative amount of Registrable Securities and Other Securities requested to be included in such registration by each such Holder and Other Holder.

          SECTION 4.2. Registration on Request. (a) At any time after the date that is 180 days from the date hereof, upon the written request of Holders of Registrable Securities representing at least 10% of the outstanding Common Stock (provided that prior to the first anniversary of the date hereof, such request must come from Holders of, and must be with respect to the registration of, a number of Registrable Securities such that following such registration, the Voting Power then represented by the Lightyear Securities would represent less than 25% of the then outstanding Voting Power of the Company) (provided that no Permitted Transferee of Lightyear or its Affiliates or of any Permitted Transferee shall be permitted to request a registration pursuant to this Section 4.2 unless the right to make such a request was transferred to such Permitted Transferee pursuant to Section 3.2(c)) (the "Demand Party") requesting that the Company effect the registration under the Securities Act of all or part of such Demand Party's Registrable Securities (provided that (i) the reasonably anticipated aggregate price to the public of such Registrable Securities shall be at least $8 million or (ii) after the first anniversary of the date hereof, the number of Registrable Securities sought to be registered shall be equal to at least 10% of the outstanding Common Stock of the Company) and specifying the amount and intended method of disposition thereof, including pursuant to a shelf registration statement utilizing Rule 415 under the Securities Act, the Company will promptly give written notice of such requested registration to all other Holders, and thereupon will, as expeditiously as possible, use its reasonable best efforts to effect the registration under the Securities Act of:

                    (i) the Registrable Securities which the Company has been so requested to register by the Demand Party; and

                    (ii) all other Registrable Securities which the Company has been requested to register by any other Holder thereof by written request given to the Company within 15 days after the giving of such written notice by the Company (which request shall specify the amount and intended method of disposition of such Registrable Securities), all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities so to be registered; provided, that in no event shall the Company be required to effect more than four registrations pursuant to this Section 4.2 in respect of the Warrant Shares; and provided, further, that the Company shall not be obligated to file a registration statement relating to any registration request under this Section 4.2 within a period of 180 days after the effective date of any other registration statement relating to any registration request under this Section 4.2 or to any registration effected under Section 4.1, in either case which was not effected on Form S-3 (or any successor or similar short-form registration statement). Nothing in this Section 4.2 shall operate to limit the right of any Holder to request the registration of Common Stock issuable upon exercise of the Warrants notwithstanding the fact that at the time of request such Holder does not hold the Common Stock underlying such securities.

          (b) Top-Up Shares. In any registration pursuant to Section 4.2(a) in which the aggregate price to the public of all Registrable Securities included therein is not reasonably expected to exceed $25 million, the Company shall add to such registration that number of shares of Registrable Securities as would have an aggregate value, at the reasonably anticipated price per share, such that the reasonably anticipated aggregate price to the public of all Registrable Securities included therein shall equal $25 million (the "Top-Up Shares") and shall cause such Top-Up Shares to be offered by the Company in such registration together with the Registrable Securities offered by Lightyear and any other Holders therein; provided, however, that the number of Top-Up Shares shall be reduced on a share for share basis by up to 50% to the extent other Holders or Other Holders exercise incidental registration rights in connection with such registration.

          (c) Registration Statement Form. The Company shall select the registration statement form for any registration pursuant to this Section 4.2; provided, that if any registration requested pursuant to this Section 4.2 which is proposed by the Company to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

          (d) Expenses. The Company will pay all Registration Expenses in connection with registrations of each class or series of Registrable Securities pursuant to this Section 4.2.

          (e) Effective Registration Statement. A registration requested pursuant to this Section 4.2 will not be deemed to have been effected unless it has become effective and all of the Registrable Securities registered thereunder have been sold or, in the case of a shelf registration statement, can be sold thereunder.

          (f) Selection of Underwriters. If a requested registration pursuant to this Section 4.2 involves an underwritten offering, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by the Holders of a majority of the Registrable Securities which the Company has been requested to register; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

          (g) Priority in Requested Registrations. If a requested registration pursuant to this Section 4.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities to be included in such registration (including securities of the Company which are not Registrable Securities) would be likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering as contemplated by the Holders (an "Adverse Effect"), then the Company shall include in such registration (a) first, 100% of the Registrable Securities requested to be included in such registration by the Demand Party and all other Holders of Registrable Securities pursuant to this
Section 4.2 (to the extent that the managing underwriter believes that all such Registrable Securities can be sold in such offering without having an Adverse Effect; provided, that if the managing underwriter does not so believe and the Demand Party does not exercise its right set forth in the second succeeding sentence of this clause (f), such lesser number of Registrable Securities as specified by the Demand Party) and (b) second, to the extent the managing underwriter believes additional securities can be sold in the offering without having an Adverse Effect, the amount of Other Securities requested to be included by Other Holders in such registration, allocated pro rata among all requesting Other Holders on the basis of the relative amount of all Other Securities requested to be included in such registration. In the event that the number of Registrable Securities and Other Securities to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold without having an Adverse Effect, the Company may include in such registration the securities the Company proposes to sell up to the number of securities that, in the opinion of such managing underwriter, can be sold without having an Adverse Effect. If the managing underwriter of any underwritten offering shall advise the Holders participating in a registration pursuant to this Section 4.2 that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Demand Party, then the Demand Party shall have the right to notify the Company that it has determined that the number of shares to be included in such registration shall be reduced to a number that allows an offering in the price range or that the registration statement be abandoned or withdrawn, in which event the Company shall effect the reduction, or abandon or withdraw such registration statement; provided, however, that if (i) Holders of Registrable Securities other than the Demand Party are participating in such registration pursuant to
Section 4.2(a) or (ii) the Company has included Top-Up Shares in such registration pursuant to Section 4.2(b) and the Demand Party shall have exercised its right to reduce the number of shares to be included or to abandon or withdraw such registration, such other Holders or the Company, as the case may be, shall be permitted to proceed with such registration and its offering of shares thereunder. Any registration attempted to be withdrawn by a Demand Party pursuant to the preceding sentence shall not be counted as one of such Demand Party's registration demands provided in Section 4.2(a)(ii) and the Company shall pay all Registration Expenses in connection therewith.

          (h) Postponements in Requested Registrations. Notwithstanding any other provision contained herein, (i) if the Board determines, in its good faith judgment, that the registration and offering otherwise required by this
Section 4.2 would have an adverse effect on a then contemplated public offering of the Company's Equity Securities, the Company may postpone the filing (but not the preparation) of a registration statement required by this
Section 4.2, during the period starting with the 30th day immediately preceding the date of the anticipated filing of, and ending on a date 60 days following the effective date of, the registration statement relating to such other public offering and (ii) if the Company shall at any time furnish to the Holders a certificate signed by its chairman of the board, chief executive officer or president or any other of its authorized officers stating that the Company or any Subsidiary of the Company has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Board, after consultation with its outside securities counsel, materially and adversely affect the Company or such Subsidiary, the Company may postpone the filing (but not the preparation) of a registration statement required by this
Section 4.2 for up to 90 days; provided, that, the Company shall at all times in good faith use its reasonable best efforts to cause any registration statement required by this Section 4.2 to be filed as soon as possible thereafter and; provided, further, that, the Company shall not be permitted to postpone registration pursuant to this Section 4.2(g) more than twice in any 360-day period; provided, however, that there shall be a minimum of 90 days between the end of one such postponement and the start of the next such postponement. The Company shall promptly give the Holders requesting registration thereof pursuant to this Section 4.2 written notice of any postponement made in accordance with the preceding sentence. If the Company gives the Holders such a notice, the Holders shall have the right, within 15 days after receipt thereof, to withdraw their request in which case, such request will not be counted for purposes of this Section 4.2.

          (i) Additional Rights. If the Company at any time grants to any other holders of Capital Stock any rights to request the Company to effect the registration under the Securities Act of any such shares of Capital Stock on terms more favorable to such holders than the terms set forth in this Article IV, the terms of this Article IV shall be deemed amended or supplemented to the extent necessary to provide the Holders such more favorable rights and benefits. The Company shall provide the Holders prior written notice of any such deemed amendment or supplement to the terms of this Article IV.

          SECTION 4.3. Registration Procedures. If and whenever the Company is required to effect or use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company will promptly:

          (a) prepare and, in any event within 45 days after the end of the period within which a request for registration may be given to the Company, file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective within 90 days of the initial filing;

          (b) prepare and file with the SEC such amendments and supplements to such registration statement (including Exchange Act documents incorporated by reference into the registration statement) and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of 90 days (or such longer period not to exceed two years as may be requested by the Holders in the event of a shelf registration statement) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement or prospectus, or any amendments or supplements thereto in accordance with Sections 4.3(a) or (b), the Company will furnish to counsel selected pursuant to Section 4.8 hereof copies of all documents proposed to be filed, which documents will be subject to the review of such counsel;

          (c) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

          (d) use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

          (e) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

          (f) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (g) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

          (h) (i) use its reasonable best efforts to list such Registrable Securities on any securities exchange on which the Common Stock is then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; and (ii) use its best efforts to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

          (i) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the provisions of Section 4.5 hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities or the underwriters, if any, reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities;

          (j) in the case of an underwritten registration, obtain a "cold comfort" letter or letters from the Company's independent public accounts in customary form and covering matters of the type customarily covered by "cold comfort" letters as the seller or sellers of a majority of shares of such Registrable Securities shall reasonably request;

          (k) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such underwriter and by counsel selected pursuant to Section 4.8 hereof, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

          (l) notify counsel (selected pursuant to Section 4.8 hereof) for the Holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed,
(ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

          (m) make reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

          (n) if requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

          (o) cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may request;

          (p) obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such Holders, underwriters or agents and their counsel;

          (q) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

          (r) use its reasonable best efforts to make available the executive officers of the Company to participate with the Holders of Registrable Securities and any underwriters in any "road shows" or other selling efforts that may be reasonably requested by the underwriters in connection with the methods of distribution for the Registrable Securities; and

          (s) if at any time a shelf registration statement requested to be used by the Holders to dispose of the Registrable Securities ceases to be effective before the end of the two year effective period for shelf registration statements set forth in Section 4.3(b), the Company shall use its reasonable best efforts to file and cause to become effective a new shelf registration statement to remain effective for a two year period plus an additional period equal to the period during which a registration statement was not effective.

          SECTION 4.4. Information Supplied. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with customary information regarding such seller and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request. Each seller of Registrable Securities shall provide such information as a condition precedent to the Company's obligations under Article IV hereof.

          SECTION 4.5. Restrictions on Disposition. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3(f), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.3(f), and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 4.3(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.3(f) and to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.3(f).

          SECTION 4.6. Indemnification. (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to Section
4.1 or 4.2, the Company shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, members or general and limited partners (and any director, officer, and controlling Person of any of the foregoing), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof ("Claims") and expenses (including reasonable attorney's fees and reasonable expenses of investigation) to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or behalf of such seller specifically for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party and shall survive the transfer of securities by any seller.

          (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with
Section 4.2 or 4.3 herein, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.6(a)) the Company and all other prospective sellers or any underwriter, as the case may be, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller or underwriter specifically for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any seller. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

          (c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 4.6, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding (in which case the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any reasonable expenses therefor, but in no event will bear the expenses for more than one firm of counsel for all indemnified parties in each jurisdiction who shall be approved in the event the Company is the indemnifying party by the majority of the participating Holders in the registration in respect of which such indemnification is sought), the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the indemnified party without the consent of the indemnifying party, such consent not to be unreasonably withheld. No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the indemnified party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such indemnified party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such indemnified party and does not otherwise adversely affect such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder.

          (d) (i) If the indemnification provided for in this Section 4.6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 4.6(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding.

                    (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.6(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (e) Indemnification similar to that specified in this Section 4.6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Law or with any governmental authority other than as required by the Securities Act.

          (f) The obligations of the parties under this Section 4.6 shall be in addition to any liability which any party may otherwise have to any other party.

          SECTION 4.7. Required Reports. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by
(a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

          SECTION 4.8. Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Sections 4.1 and 4.2 hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, the remaining Holders shall be entitled to select one additional counsel to represent all such remaining Holders.

          SECTION 4.9. Holdback Agreement. If any registration hereunder shall be in connection with an underwritten public offering, each Holder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Equity Securities of the Company (in each case, other than as part of such underwritten public offering), within 10 days before, or subject to Section 4.2(g) in the case of a requested registration that has been postponed pursuant to clause (i) thereof, 180 days (or such lesser period as the managing underwriters may require or permit) after, the effective date of such registration (except as part of such registration), and the Company hereby also agrees to use its reasonable best efforts to have each other holder of 5% or more of Equity Securities of the Company purchased from the Company (at any time other than in a public offering) to so agree.

          SECTION 4.10. No Inconsistent Agreements. The Company represents and warrants that it is not a party to, will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Holders of Registrable Securities in this Article IV.

                                  ARTICLE V

                            EQUITY PURCHASE RIGHTS

          SECTION 5.1. Equity Purchase Rights

          (a) The Company hereby grants to Lightyear, so long as Lightyear continues to hold any shares of Series A Preferred Stock, all or any portion of its rights under the Warrant Agreement or any shares of Common Stock issued pursuant to an exercise of the Warrants, the right to purchase its Pro Rata Portion of all or any part of New Securities which the Company may, from time to time, propose to sell or issue. The amount of New Securities which Lightyear may purchase pursuant to this Section 5.1(a) shall be referred to as the "Equity Purchase Shares". The equity purchase right provided in this
Section 5.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

          (b) The Company shall give written notice of a proposed issuance or sale described in Section 5.1(a) to Lightyear within two Business Days following any meeting of the Board at which any such issuance or sale is approved. Such notice (the "Issuance Notice") shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the shares proposed to be issued and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof. Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities. The Issuance Notice shall be received by Lightyear at least 20 days prior to the proposed issuance or sale or as soon as thereafter as practicable.

          (c) At any time during the 20-day period following the receipt of an Issuance Notice, Lightyear shall have the right to irrevocably elect to purchase up to the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (or if such price includes property other than cash, the amount in cash equal to the Fair Market Value of such other property) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company; provided, however, that in the case of New Securities which are shares of Common Stock issued upon the exercise of employee stock options outstanding as of the date hereof which have an exercise price less than $1.25 per share, the purchase price per share for such shares shall be $1.25 per share. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by Lightyear may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and Lightyear shall use their respective reasonable best efforts to obtain such approvals.

          (d) If Lightyear does not elect pursuant to Section 5.1(c) to purchase any of the Equity Purchase Shares, the Company shall be free to complete the proposed issuance or sale described in the Issuance Notice on terms no less favorable to the Company than those set forth in the Issuance Notice; provided, that (x) such issuance or sale is closed within 90 days after the expiration of the 20-day period described in Section 5.1(c) and (y) the price at which the New Securities are transferred must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals.

          SECTION 5.2. Acquisition of Additional Shares of Common Stock. Lightyear hereby agrees that, from the Closing Date until the date which is one year after the Closing Date, none of it nor its controlled Affiliates will directly or indirectly acquire beneficial ownership of Common Stock from any Person, or encourage or facilitate such a purchase by a third party, at a price equal to or less than $1.85 per share; provided, however, that nothing in this Section 5.2 shall restrict Lightyear and its Affiliates from (x) purchasing its Pro Rata Portion of New Securities pursuant to Section 5.1 or (y) selling Common Stock owned by it in an unsolicited, third-party tender offer made for all the outstanding Common Stock of the Company.

                                  ARTICLE VI

                               CERTAIN COVENANTS

          SECTION 6.1. HSR Approval. (a) To the extent required under applicable Law, the Company shall promptly make any and all filings which it is required to make under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), for the issuance of the Warrant Shares, and the Company agrees to furnish Lightyear or any Permitted Transferee with such necessary information and reasonable assistance as Lightyear or any Permitted Transferee may reasonably request in connection with its preparation of any necessary filings or submissions to the Federal Trade Commission ("FTC") or the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"), including any filings or notices necessary under the HSR Act. Any such actions, if necessary, with respect to the exercise of the Warrants into Warrant Shares shall be taken by the Company at such times as Lightyear or any Permitted Transferee shall reasonably request. The Company shall, at its own expense, use all reasonable efforts to respond to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to the Company with respect to the issuance of the Warrant Shares and shall keep Lightyear and any relevant Permitted Transferee fully apprised of its actions with respect thereto.

          (b) Each of Lightyear and any relevant Permitted Transferee shall promptly make any and all filings which it is required to make under the HSR Act with respect to the issuance of the Warrant Shares and Lightyear agrees (and any relevant Permitted Transferee will agree) to furnish the Company with such necessary information and reasonable assistance as it may request in connection with its preparation of any necessary filings or submissions to the FTC or the Antitrust Division, including, without limitation, any filings or notices necessary under the HSR Act. Lightyear and the relevant Permitted Transferees shall, at their own expense, use all reasonable efforts to respond promptly to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental authority pertaining to Lightyear or the relevant Permitted Transferee, as case may be, with respect to the issuance of the Warrant Shares and shall keep the Company fully apprised of its actions with respect thereto.

          (c) Each of the parties hereto shall use their commercially reasonable efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all governmental authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

          (d) The Company shall pay all expenses and fees payable to governmental authorities in connection with filings made pursuant to this
Section 6.1.

          SECTION 6.2. Change in Control Transaction. Lightyear hereby agrees that, from the Closing Date until the date which is one year after the Closing Date, neither it nor any of its controlled Affiliates will vote in favor of
(a) any sale of all or substantially all the assets of the Company, or (b) any sale by the Company of its capital stock or any merger, consolidation, reorganization or similar transaction that would constitute a Change in Control Transaction, at a price that would result in the Company's shareholders receiving a price per share (or in the case of a sale of assets, would result in the Company receiving an amount) equal to or less than $1.85 per share on a Fully-Diluted Basis unless as a condition to the consummation of such transaction, such transaction must be approved by a majority of the shareholders of the Company other than Lightyear or its Affiliates; provided, however, that nothing in this Section 6.2 shall restrict Lightyear and its Affiliates from (x) purchasing its Pro Rata Portion of New Securities pursuant to Section 5.1 or (y) selling Common Stock owned by it in an unsolicited, third-party tender offer made for all the outstanding Common Stock of the Company.

          SECTION 6.3. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, the number of shares of Common Stock needed to provide for the issuance upon full exercise of the Warrants.

                                  ARTICLE VII

                                 MISCELLANEOUS

          SECTION 7.1. Lightyear Indemnification; Reimbursement of Expenses. The Company agrees to indemnify and hold harmless (and will assume the defense of, except to the extent that Lightyear reasonably believes that a conflict of interests exists or that there are one or more material legal defenses available to Lightyear that conflict with those available to the Company) Lightyear, its respective directors and officers and its Affiliates (and the directors, officers, partners, Affiliates and controlling persons thereof, each, a "Lightyear Indemnitee") from and against any and all liability, including all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including shareholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and expenses, including accountant's and attorney's fees and expenses (together the "Losses"), incurred by Lightyear or a Lightyear Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) any third party claims (other than third party claims by an Affiliate, partner, director, officer or employee of Lightyear) in connection with (a) Lightyear's purchase of the Series A Preferred Stock and the Warrant and (b) the execution and delivery by the Company of the Securities Purchase Agreement, the Warrant Agreement and this Agreement or (ii) any franchise taxes imposed on Lightyear in connection with such purchase. The Company also agrees to reimburse each Lightyear Indemnitee for any reasonable expenses incurred by such Lightyear Indemnitee in connection with the maintenance of its books and records, preparation of tax returns and delivery of tax information to its partners in connection with Lightyear's investment in the Company. All decisions and actions of the Company with respect to this Section 7.1 shall be made or taken by a majority of the Continuing Directors or their successors.

          SECTION 7.2. Termination. (a) Except as provided in Section 7.2(b):
(i) the provisions of Article II of this Agreement shall terminate as provided in Section 2.6; (ii) the provisions of Article V of this Agreement shall terminate simultaneously with the termination of the provisions of Article II of this Agreement; (iii) the provisions of Article IV of this Agreement (other than Section 4.6 thereof) shall terminate at such time as there shall be no Registrable Securities outstanding; (iv) the obligations of the respective parties under Section 4.6 shall terminate in respect of any shelf registration statement at the time the applicable statute of limitations expires and otherwise, at such time as the corresponding indemnification obligations in the underwriting agreement in respect of any demand registration expires; (v) the provisions of Articles I, III, VI and VII of this Agreement shall not terminate until this Agreement has terminated pursuant to clause (vi) below; and (vi) this Agreement shall terminate in full upon the last to occur of the terminations set forth in clauses (i) through (iv) and the exercise in full of the Warrant.

          (b) No termination of this Agreement shall by virtue of such termination relieve any party from any liability existing at the time of such termination for the breach of any of the agreements set forth in this Agreement.

          SECTION 7.3. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the Company (and, with respect to material modifications, amendments or waivers, with the approval of a majority of the Continuing Directors and Lightyear (so long as it or its Affiliates is entitled to its rights under Article II hereof). The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          SECTION 7.4. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto (except as described in the next sentence) without the prior written consent of the other parties. Lightyear and its Affiliates may assign their respective rights and obligations hereunder to any Affiliate or Affiliates thereof and, subject to the provisions of Section 3.1 and 3.2, to any other third party or Permitted Transferee.

          SECTION 7.5. Notices. All notices required or permitted hereunder that shall be hand delivered, sent, mailed, faxed (in the manner described in the Securities Purchase Agreement), shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. All communications shall be sent, with respect to the Company and Lightyear, to their respective addresses specified in the Securities Purchase Agreement (or at such other address as any such party may specify by like notice) and, with respect to any other Holder, to the address of such Holder as shown in the stock record books of the Company (or at such other address as any such Holder may specify to all of the above by like notice).

          SECTION 7.6. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

          SECTION 7.7. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Designations of Preferences, the Warrant Agreement and the Securities Purchase Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

          SECTION 7.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

          SECTION 7.9. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of Tennessee. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Tennessee, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. The parties hereto hereby irrevocably waives any right which they may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

          SECTION 7.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          SECTION 7.11. Effective Date. This Agreement shall become effective immediately upon the Closing.

          SECTION 7.12. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

          SECTION 7.13. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          SECTION 7.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of Lightyear or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Lightyear or any current or future member of Lightyear or any current or future director, officer, employee, partner or member of Lightyear or of any Affiliate or assignee thereof, as such for any obligation of Lightyear under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

          SECTION 7.15. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

          IN WITNESS WHEREOF, the parties hereto have executed this Securityholders Agreement as of the date set forth in the first paragraph hereof.


                                          PRIVATE BUSINESS, INC.


                                          By:  /s/ Henry Baroco
                                             -----------------------------
                                          Name:  Henry Baroco
                                          Title: Chief Executive Officer


                                          LIGHTYEAR PBI HOLDINGS, LLC


                                          By:  /s/ Bruce Rubin
                                             -----------------------------
                                          Name:  Bruce Rubin
                                          Title: Manager